Exhibit 10.20

SUMMARY OF DIRECTOR COMPENSATION PROGRAM

The board of directors (the “Board”) of Concert Pharmaceuticals, Inc. (the “Company”) has approved a director compensation program to be effective at the time of the Company’s initial public offering. Under this director compensation program, the Company will pay its non-employee directors retainers in cash. Each non-employee director will receive a cash retainer for service on the Board and for service on each committee of which the director is a member. The chairmen of the Board and of each committee will receive higher retainers for such service. These fees are payable quarterly in arrears. The fees paid to non-employee directors for service on the Board and for service on each committee of the Board of which the director is a member are as follows:

	Member Annual Fee	Chairman Annual Fee
Board of Directors	$30,000	$60,000
Audit Committee	$7,500	$15,000
Compensation Committee	$5,000	$10,000
Nominating and Corporate Governance Committee	$3,000	$7,000

The Company will also reimburse its non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending Board and committee meetings.

In addition, under the Company’s director compensation program, each director elected to the Board after the closing of the Company’s initial public offering will receive an option to purchase 25,000 shares of the Company’s common stock. Each of these options will vest in equal quarterly installments over a three-year period measured from the date of grant, subject to the director’s continued service as a director, and will become exercisable in full upon a change in control of the Company. Further, on the date of the first Board meeting held after each annual meeting of stockholders, each director that has served on the Board for at least six months will receive an option to purchase 10,000 shares of the Company’s common stock. Each of these options will vest in equal quarterly installments over a one-year period measured from the date of grant, subject to the director’s continued service as a director, and will become exercisable in full upon a change in control of the Company. The exercise price of these options will equal the fair market value of the Company’s common stock on the date of grant.